EXHIBIT 3.1.35

Secretary of State
Division of Corporation
Delivered 02:20 PM 09/25/2003
FILED 02:20 PM 09/25/2003

SRV 030618241 - 0568101 FILE

CERTIFICATE OF MERGER

MERGING

SANMINA CANADA HOLDINGS, INC.

WITH AND INTO

SCI SYSTEMS, INC.

(Pursuant to Section 251 of the General
Corporation Law of the State of Delaware)

The undersigned, being the Secretary of SCI Systems, Inc., a Delaware corporation (sometimes referred to as the “Corporation”), does hereby certify for and on behalf of the Corporation that:

1.             Constituent Corporations. Sanmina Canada Holdings, Inc., a Delaware corporation, will merge with and into SCI Systems, Inc., a Delaware corporation (collectively, the “Constituent Corporations”).

2.             Approval. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of subsection (c) and subsection (f) of Section 251 of the General Corporation Law of the State of Delaware.

3.             Surviving Corporation. The name of the surviving corporation in the merger certified in this Certificate of Merger is SCI Systems, Inc., which will continue its existence as the surviving corporation under its present name.

4.             Certificate of Incorporation. The Certificate of Incorporation of SCI Systems, Inc. as now in effect shall continue to be the Certificate of Incorporation of such surviving corporation until amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

5.             Merger Agreement on File. The executed Agreement of Merger between the Constituent Corporations is on file at the principal place of business of the Corporation, the address of which is as follows:

SCI Systems, Inc.
2101 West Clinton Avenue
Huntsville, Alabama 3580S

6.             Copies. A copy of the executed Agreement of Merger will be furnished by the Corporation, on request and without cost, to any stockholder of each of the Constituent Corporations.

7.             Effective Time. The Agreement of Merger between the Constituent Corporations provides that the merger certified in this Certificate of Merger shall be effective on September 25, 2003.

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The undersigned has executed this Certificate of Merger on behalf of toe Corporation as of the 25 day of September, 2003.

SCI SYSTEMS, INC.

By:	/s/ Shelly L. Byers
Name: Shelly L. Byers
Title: Assistant Secretary